SECURITITES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549

                             FORM 15


Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                 Commission File Number 0-21118


                  PRIME RECEIVABLES CORPORATION
         (Originator of Prime Credit Card Master Trust)
     (Exact name of registrant as specified in its charter)


                       9111 Duke Boulevard
                         Mason, OH 45040
                         (513) 573-2037
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    7.05% Class A-1 Asset Backed Certificates, Series 1992-1
    7.55% Class B-1 Asset Backed Certificates, Series 1992-1
    (Title of each class of securities covered by this Form)


    7.45% Class A-2 Asset Backed Certificates, Series 1992-2
    7.95% Class B-2 Asset Backed Certificates, Series 1992-2
    6.75% Class A    Asset Backed Certificates, Series 1995-1
    6.90% Class B    Asset Backed Certificates, Series 1995-1
    6.70% Class A    Asset Backed Certificates, Series 1996-1
    6.85% Class B    Asset Backed Certificates, Series 1996-1
     (Title of all classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)    [X]
  Rule 12g-4(a)(1)(ii)    [   ]      Rule 12h-3(b)(1)(ii)  [   ]
  Rule 12g-4(a)(2)(i)     [   ]      Rule 12h-3(b)(2)(i)   [   ]
  Rule 12g-4(a)(2)(ii)    [   ]      Rule 12h-3(b)(2)(ii)  [   ]
                                     Rule 15d-6            [   ]


     Number of holders of record as of the certification or notice date: Zero


                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, PRIME RECEIVABLES CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duty authorized person.

Date: April 20, 1998           PRIME RECEIVABLES CORPORATION
                              (Originator of Prime Credit Card Master Trust)


                              By:  /s/ Susan P. Storer
                                   Susan P. Storer, President